Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-09455) pertaining to the Citizens Banking Corporation Amended and Restated Section 401(k) Plan (now named the Citizens Republic Bancorp 401(k) Plan) of our report dated June 15, 2012, with respect to the financial statements and schedule of the Citizens Republic Bancorp 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Detroit, Michigan

June 15, 2012